Exhibit 99.1

Cray Media:	Cray Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com

CRAY AGREES TO SELL INTERCONNECT HARDWARE ASSETS TO INTEL

Company to Host Conference Call to Discuss the Definitive Agreement

Seattle, WA – April 24, 2012 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced it signed a definitive agreement to sell its interconnect hardware development program and related intellectual property to Intel Corporation (Nasdaq: INTC) for $140 million in cash.

“This agreement is evidence of the leadership position we’ve established in high performance computing, and is an exciting win for our customers, our company and our shareholders,” said Peter Ungaro, president and CEO of Cray. “By broadening our relationship with Intel, we are positioned to further penetrate the HPC market and expand on our industry-leading technologies in support of our Adaptive Supercomputing vision. Our product roadmap remains intact as we continue to build the highly differentiated, tightly integrated supercomputers that our customers have come to expect from Cray. This agreement also dramatically strengthens our balance sheet and increases our options for further growth, profitability and creating shareholder value.”

Highlights of the agreement include:

•	Cray to receive $140 million in cash at closing;

•	Cray will continue to develop, sell and support current product lines, as well as the Company’s next-generation supercomputer code-named “Cascade”;

•	Cray has opportunities to leverage important differentiating features of certain future Intel products;

•	Cray to retain certain rights to use the transferred assets and intellectual property in Cray products;

•	Up to 74 Cray employees will join Intel;

•	The transaction is expected to close relatively quickly, but in any event before the end of the current quarter, subject to customary closing conditions.

Cray anticipates that the lower headcount resulting from this transaction will yield cost savings in future periods from what they would have been, with a relatively modest amount of the benefit expected in 2012.

Cray will host a conference call to discuss this pending transaction tomorrow, Wednesday, April 25 at 5:00 a.m. PDT (8:00 a.m. EDT). Additionally, Cray will host a second conference call on Thursday, April 26 to discuss first quarter 2012 financial results and the 2012 outlook, as well as the anticipated financial impact of the definitive agreement with Intel. An advisory containing the details of that conference call will be issued separately.

Definitive Agreement Conference Call Information

Cray will host a conference call tomorrow, Wednesday, April 25, 2012 at 5:00 a.m. PDT (8:00 a.m. EDT). To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-877-941-0843. International callers should dial 1-480-629-9866. To listen to the audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-406-7325, international callers dial 1-303-590-3030, and entering the access code 4534727. The conference call replay will be available for 72 hours, beginning at 8:00 a.m. PDT on Wednesday, April 25, 2012.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to the expected timing and consummation of the transaction with Intel, the expected benefits of the potential transaction with Intel and the Company’s ability to further penetrate the HPC market, develop new technologies and execute on its product road map. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that the transaction is not consummated when expected, or at all, the risk that Cray is not able to realize the expected benefits of the transaction, the risk that Cray is not able to successfully complete its planned product development efforts within the planned time frames or at all, the risk that Cray is not able to expand and penetrate its addressable market as expected or at all and the risk that Cray is not able to benefit from a broadened relationship with Intel and such other risks as identified in the Company’s quarterly report on Form 10-K for the year ended December 31, 2011, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.

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Cray is a registered trademark of Cray Inc. in the United States and other countries and Cascade is a trademark of Cray Inc. Other product and service names mentioned herein are trademarks of their respective owners.